EXHIBIT 10.15

BANK OF WILMINGTON

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of June, 2005, by and between Bank of Wilmington, a bank chartered under North Carolina law (the “Bank”), and Lynn M. Burney, its Senior Vice President and Chief Operations Officer (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank, and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified.

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%. The initial discount rate is 6.25%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of discretion on the part of the Plan Administrator or any other person –

(a) Change in Ownership of Bank of Wilmington: a change in ownership of the Bank occurs on the date any one person or group accumulates ownership of the Bank’s stock constituting more than 50% of the total fair market value or total voting power of the Bank’s stock,

(b) Change in Effective Control of Bank of Wilmington: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of the Bank possessing 35% or more of the total voting power of the Bank’s stock, or (2) a majority of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bank’s board of directors, or

(c) Change in Ownership of a Substantial Portion of Bank of Wilmington’s Assets: a change in the ownership of a substantial portion of the Bank’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from the Bank having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Bank immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

For purposes of paragraphs (a) through (c) of this Section 1.4, persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

Anything in this Agreement to the contrary notwithstanding, a transaction in which a company becomes the holding company for the Bank shall not be considered a Change in Control for purposes of this Agreement, provided the offer, sale, and issuance of shares of the holding company to Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this Section 1.4 to the Bank shall mean the holding company instead, and after a holding company reorganization a sale of the holding company’s assets includes sale of the Bank alone.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (a) the Executive is unable to engage in any substantial gainful activity, or (b) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the Bank. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.8 “Effective Date” means April 1, 2005.

1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.10 “Normal Retirement Age” means the Executive’s 65th birthday.

1.11 “Plan Administrator” means the plan administrator described in Article 8.

1.12 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.13 “Termination for Cause” and “Cause” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into after the date of this Agreement by the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Executive’s employment terminates for any of the following reasons –

(a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, causing material harm to the Bank or affiliates, or

(b) dishonesty by the Executive in the performance of her duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in her capacity as a director or officer, or

(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, causing material harm to the Bank or affiliates, or

(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate causing material harm to the Bank or affiliates, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for seven consecutive days or more.

1.14 “Termination of Employment” means the Executive ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. When the Executive attains the Normal Retirement Age the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement, provided the Executive’s Termination of Employment does not occur before Normal Retirement Age. If the Executive’s Termination of Employment after payment of benefits under this Section 2.1 commences is a Termination for Cause or if this Agreement terminates under Article 5, no further benefits shall be paid to the Executive.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $72,300.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the Executive attains the Normal Retirement Age. The Normal Retirement annual benefit shall be paid to the Executive for her lifetime.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination annual benefit amount, which shall be calculated as the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately preceding the month in which Early Termination occurs, amortizing that Accrual Balance over the period beginning with the Executive’s Normal Retirement Age and ending when the Executive attains age 82 and taking into account interest at the discount rate or rates established by the Plan Administrator. The Early Termination benefits shown on Schedule A are for illustrative purposes only and are based on the assumptions that Early Termination occurs immediately after the final day of a Plan Year and that the Executive attains the Normal Retirement Age more than six months thereafter.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (a) the seventh month after the Executive’s Termination of Employment, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for her lifetime.

2.3 Disability Benefit. Upon Termination of Employment because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit amount, which shall be calculated as the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately preceding the month in which Termination of Employment occurs, amortizing that Accrual Balance over the period beginning with the Executive’s Normal Retirement Age and ending when the Executive attains age 82 and taking into account interest at the discount rate or rates established by the Plan Administrator. The Disability benefits shown on Schedule A are for illustrative purposes only and are based on the assumptions that Termination of Employment occurs immediately after the final day of a Plan Year and that the Executive attains the Normal Retirement Age more than six months thereafter.

2.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (a) the seventh month after the Executive’s Termination of Employment, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for her lifetime.

2.4 Change-in-Control Benefit. If a Change in Control occurs after the date of this Agreement, unless benefits are being paid under section 2.1 the Bank shall exercise its discretion to terminate this Agreement and pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Accrual Balance maintained by the Bank as of the date of the Change in Control.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Change in Control. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under Section 7.13.

2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

2.6 Savings Clause Relating to Compliance with Code Section 409A. If any provision of this Agreement does not satisfy the requirements of Code section 409A or rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A, such provision shall be applied in a manner consistent with those requirements, notwithstanding any provision of this Agreement.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies in active service to the Bank, the Executive’s Beneficiary shall be entitled to (a) an amount in cash equal to the Accrual Balance at the time of the Executive’s death, and (b) the benefit, if any, provided by the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A, as the same may be amended.

3.2 Death After Termination of Employment. If the Executive dies after Termination of Employment and at Termination of Employment the Executive was entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive’s Beneficiary shall be entitled to (a) an amount in cash equal to the Accrual Balance remaining at the time of the Executive’s death, and (b) the benefit, if any, provided by the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A, as the same may be amended. However, no benefits under this Agreement or under the Endorsement Split Dollar Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Employment is a result of Termination for Cause. Likewise, no benefits shall be paid under the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A, as the same may be amended, and the Endorsement Split Dollar Agreement also shall terminate, if Termination of Employment is a result of Termination for Cause.

5.2 Suicide or Misstatement. No benefits shall be paid under this Agreement or under the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A, as the same may be amended, if the Executive commits suicide within two years after the date of this Agreement, or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Bank to be ineligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 7

Miscellaneous

7.1 Amendments and Termination. Subject to Section 7.14 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement and the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A, as the same may be amended, constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

7.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Bank of Wilmington, 1117 Military Cutoff Road, Wilmington, North Carolina 28405.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of her rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of her rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of her choice, at the expense of the Bank as provided in this Section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-

client relationship between the Bank and any counsel chosen by the Executive under this Section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.

7.14 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.14 shall become null and void effective immediately upon a Change in Control.

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:
Bank of Wilmington

/s/ Lynn M. Burney	By:	/s/ Cameron Coburn
Lynn M. Burney	Its:	Chairman, President and CEO

BENEFICIARY DESIGNATION

BANK OF WILMINGTON

SALARY CONTINUATION AGREEMENT

I, Lynn M. Burney, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary:
.
Contingent:
.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Lynn M. Burney

Date:	, 2005

Accepted by the Bank this day of , 2005.

By:

Print Name:

Title:

SCHEDULE A

BANK OF WILMINGTON

SALARY CONTINUATION AGREEMENT

Lynn M. Burney

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.25% (1)	Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in-Control benefit payable in a lump sum (3)
1	2005	58	$64,573	$9,166	$9,166	$64,573
2	2006	59	$155,503	$20,739	$20,739	$155,503
3	2007	60	$252,281	$31,613	$31,613	$252,281
4	2008	61	$355,285	$41,830	$41,830	$355,285
5	2009	62	$464,914	$51,429	$51,429	$464,914
6	2010	63	$581,595	$60,448	$60,448	$581,595
7	2011	64	$705,781	$68,922	$68,922	$705,781
	May 2012	65	$759,854 4)	$72,300	$72,300	$759,854
8	2012	65	$744,931
9	2013	66	$718,051
10	2014	67	$689,442
11	2015	68	$658,993
12	2016	69	$626,586
13	2017	70	$592,094
14	2018	71	$555,384
15	2019	72	$516,312
16	2020	73	$474,727
17	2021	74	$430,467
18	2022	75	$383,361
19	2023	76	$333,224
20	2024	77	$279,863
21	2025	78	$223,069
22	2026	79	$162,622
23	2027	80	$98,287
24	2028	81	$29,814
25	2029	82	$0

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month.

(2)	The Early Termination benefit and the Disability benefit continue for the Executive’s lifetime. The Early Termination and Disability benefits are calculated as the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately preceding the month in which Termination of Employment occurs, amortizing that Accrual Balance over the period beginning with the Executive’s Normal Retirement Age and ending when the Executive attains age 82 and taking into account interest at the discount rate or rates established by the Plan Administrator. Using a standard discount rate (6.25%), Early Termination and Disability benefits are shown for illustrative purposes only and are based on the assumption that Termination of Employment occurs immediately after the final day of a Plan Year. The Early Termination and Disability benefits shown also assume the Executive’s Termination of Employment occurs more than six months before the Executive’s Normal Retirement Age, and that the Early Termination benefit or the Disability benefit therefore becomes payable beginning in the month after the Executive attains the Normal Retirement Age.
(3)	The benefit payable under Section 2.4 for a Change in Control is the Accrual Balance that exists when the Change in Control occurs. The benefit is shown for illustrative purposes only.
(4)	The Executive attains Normal Retirement Age on May 5, 2012. The first monthly normal retirement benefit payment will be made on June 1, 2012.

If there is a contradiction between the terms of the Agreement and Schedule A concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 of the Agreement, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to the Agreement.